EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 333-18423, 333-88049 and 333‑124774) on Form S-8 of Kennametal Inc. of our report dated June 24, 2015, with respect to the statements of net assets available for benefits of the Kennametal Thrift Plus Plan as of December 31, 2014, which report appears in the December 31, 2014 Annual Report on the Form 11-K of the Kennametal Thrift Plus Plan.

/s/ Schneider Downs & Co., Inc.
Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 28, 2016